Exhibit 99.2

Q4 and FY 2012 Earnings Prepared Remarks

Tessera Technologies, Inc. (the “Company” or “we”) is a holding company for two operating businesses (sometimes referred to as “reporting segments” or “business segments”): Intellectual Property and DigitalOptics. Our Intellectual Property segment, managed by Tessera Intellectual Property Corp., generates revenue from manufacturers and other implementers that use our technology. DigitalOptics is an emerging player in the smartphone camera module market, offering innovative imaging systems for smartphones that include market leading, proprietary MEMS autofocus technology and embedded image processing software.

Summary

Our fourth quarter 2012 results were in line with our expectations and for the full year 2012 we were within our targeted long-term Intellectual Property average annual run rate goal. In 2012, we strengthened our board of directors and management team. We made the strategic decision to focus our DigitalOptics segment efforts on our core MEMS camera module business and implemented cost cutting efforts accordingly. We are also announcing we are undertaking corporate general and administrative (G&A) cost reduction efforts. These efforts demonstrate our commitment to long-term growth in stockholder value. Our confidence in our prospects is reflected in the initiation of the quarterly dividend that we announced in the first quarter of 2012.

Board of Directors and Management

As our businesses have changed, we have made significant efforts in the past six months to bring in additional expertise to our board of directors and management team to take advantage of the opportunities in front of us.

Board of Directors

In August of 2012, the Company appointed Richard S. “Rick” Hill and Dr. Timothy J. “Tim” Stultz as independent directors to its board of directors, expanding the board to eight members. Mr. Hill and Dr. Stultz are distinguished industry veterans who have successfully built and led complex, global technology businesses. Their guidance is instrumental in the Company’s ongoing strategic initiatives for both of the Company’s business segments, in particular DigitalOptics’ efforts towards initial product ramp in 2013.

Mr. Hill brings extensive expertise in executive management and engineering for technology and defense-related companies to the Company. Mr. Hill most recently served as the chief executive officer and member of the board of directors of Novellus Systems Inc., until its acquisition for more than $3 billion by Lam Research Corporation in June 2012. During nearly 20 years leading Novellus Systems, a designer, manufacturer, and marketer of semiconductor equipment used in fabricating integrated circuits, Mr. Hill grew annual revenues from approximately $100 million to more than $1 billion.

Before joining Novellus in 1993, Mr. Hill spent 12 years with Tektronix Corporation, a leading designer and manufacturer of test and measurement devices such as oscilloscopes and logic analyzers. Mr. Hill rose through the ranks of the corporation starting as a general manager of the Integrated Circuits division, and finishing his time as the president of the Tektronix Development Company and Tektronix Components Corporation. Before joining Tektronix, Mr. Hill worked in a variety of engineering management positions with General Electric, Motorola, and Hughes Aircraft Company.

Presently, Mr. Hill is a member of the board of directors of Arrow Electronics, Inc., a global provider of products and services to industrial and commercial users of electronic components and enterprise computing, Cabot Microelectronics Corporation, the leading global supplier of chemical mechanical planarization (CMP) slurries and a growing CMP pad supplier to the semiconductor industry, and LSI Corporation, a provider of semiconductors and software to accelerate storage and networking in datacenters and mobile networks.

Dr. Stultz currently serves as president, chief executive officer, and member of the board of directors of Nanometrics Incorporated, a leading provider of advanced, high-performance process control metrology and inspection systems used primarily in the fabrication of semiconductors, high brightness LEDs, data storage devices and solar photovoltaics. Dr. Stultz has amassed over 20 years of executive management and operational and strategic development experience in technology and capital equipment manufacturing.

Before joining Nanometrics in 2007, Dr. Stultz served as president and chief executive officer at Imago Scientific Instruments Corporation, a manufacturer and distributer of metrology and analysis equipment for the microelectronic and general research markets. Dr. Stultz was integral in Imago’s growth by creating strategic partnerships with larger venture capital groups and corporations with greater market reach.

Prior to Imago, one of his most notable roles was as vice president and general manager of the Metrology Group at Veeco Instruments, where he led the growth of Veeco’s high-end metrology systems.

Management

In the past six months, the Company has also made several significant changes to its management team. In August of 2012, the Company appointed a new chief financial officer, C. Richard “Rick” Neely, Jr. Mr. Neely brings to the Company more than three decades of financial and managerial experience in high technology industries, with substantial experience in manufacturing segments.

In January of 2013, Bernard J. “Barney” Cassidy, the Company’s general counsel and a nationally recognized leader on patent monetization, was appointed president of Tessera Intellectual Property Corp.

Today, the Company announced it appointed John S. Thode as president of the DigitalOptics business segment. Mr. Thode was most recently executive vice president and general manager of McAfee’s Consumer, Mobile and Small Business unit. With his strong telecommunication industry relationships, prior track record of success, and deep knowledge of fast growing markets such as Asia, he is perfectly positioned to lead DigitalOptics in its pursuit of the significant opportunity in the $4.5 billion smartphone camera module market.

In December of 2012, the Company appointed James N. “Jim” Chapman as senior vice president, sales and marketing of DigitalOptics Corporation. Mr. Chapman previously was president and chief executive officer of NuCORE Technology, Inc., a multi-national developer of leading-edge digital and analog imaging devices for digital still and video cameras. In 2007, Mr. Chapman led the sale of NuCORE to MediaTek Inc., a fabless semiconductor company for wireless communications and digital multimedia solutions. He continued in a senior advisory role at MediaTek through 2011, responsible for their Silicon Valley engagements for the smartphone and feature phone business units. Mr. Chapman’s extensive executive level sales and marketing experience and expertise will be instrumental to the Company’s success in establishing its MEMS autofocus technology in the smartphone market.

Segment Review

Intellectual Property

Fourth quarter Intellectual Property revenue was $43.0 million and included $24.7 million in past production payments. Full year 2012 Intellectual Property Revenue was $192.9 million, within what we believe to be our targeted long-term Intellectual Property average annual revenue run rate of $180 million to $200 million. Historically, our Intellectual Property revenue has come almost entirely from royalties for use of the semiconductor packaging technology in our Tessera, Inc. patent portfolio. Recently, on Jan. 28, 2013, we announced we had expanded the list of companies licensed to our Tessera, Inc. portfolio with the signing of STATS ChipPAC Ltd. to a new five-year patent license agreement.

We also have semiconductor related patents and next-generation technologies in our Invensas Corporation patent portfolio, which are key to our broad DRAM re-licensing program. In January of 2013, we announced SK hynix Inc. as the first DRAM maker to license the Invensas portfolio. SK hynix signed an eight year license agreement to the Invensas portfolio and also a new eight year license agreement to the Tessera, Inc. patent portfolio, replacing the license agreement previously in place. We believe the successful conclusion of the SK hynix deal will result in significantly higher recurring royalties from SK hynix and gives us confidence we are well positioned to maintain our targeted long-term Intellectual Property average annual run-rate revenue.

In January of 2013, we announced that an Original Equipment Manufacturer (OEM) has licensed the Invensas xFD “DIMM-in-a-Package™” memory technology. We believe this license agreement is a key step to achieving our goal of the industry replacing the current bulky Dual Inline Memory Modules (DIMMs) with our much smaller, cheaper and more power efficient xFD™ semiconductor packages.

DigitalOptics

DigitalOptics revenue for the fourth quarter of 2012 was $10.2 million, of which $7.6 million was product and service revenue primarily from the sales of fixed focus camera modules. Total DigitalOptics revenue for the year 2012 was $41.1 million.

2012 was a year of investment in the DigitalOptics segment in pursuit of the significant opportunity in the $4.5 billion smartphone camera module market (source: TSR, July 2012, IC Insights, Dec. 2012). This market is expected to continue to grow, especially as smartphones become the camera of choice for consumers, displacing DSCs (Digital Still Cameras). Currently, smartphones use voice coil motors (VCMs) as the autofocus mechanism for their camera modules. We believe our MEMS autofocus camera modules focus faster and require less power than the existing VCM technology. In the fourth quarter of 2012, we shipped sample quantities of our MEMS autofocus camera modules to three smartphone OEMs.

In 2012, we invested $52.4 million in plant, facility, and capital expenditures in implementing our manufacturing strategy. We established a MEMS pilot line in our camera module assembly factory in Zhuhai, China, and are currently working towards transitioning the facility to the production of our MEMS camera modules. As previously discussed, we expect the sale of fixed focus cameras will stop in the first quarter of 2013 in connection with this transition. In January of 2013, we formally opened our new factory in Taiwan which currently assembles lens barrels. We are also establishing a production lens capability and manufacturing line at the Taiwan facility and progressing in our product and process qualifications.

Operationally, we took actions in DigitalOptics in the fall of 2012 to focus our efforts on our core MEMS camera module business, and in the fourth quarter incurred re-structuring and other charges of $2.5 million related to staff reductions and facility disposition of the Tel Aviv operation. In November of 2012, we guided that we would achieve annualized operating expense savings of between $15.0 million and $18.0 million once we complete the sale of the Charlotte operation and the closure of the Tel Aviv facility, and these savings estimates are on track. We believe it is prudent to take additional actions in 2013 to achieve further operating expense savings to reduce the operating loss in our DigitalOptics segment. Our new DOC president, John S. Thode, will review the overall business including R&D programs and operating expenses.

Although we are not providing financial guidance for either business segment in 2013, we believe it is important to provide select high level business model expectations that can serve as guidelines for our investors to track our progress. For the DigitalOptics segment, in our “go to market” year for our MEMS camera modules, gross margins in 2013 will be low because our early yields will not be mature, we will have limited volume purchasing leverage, and we will have excess manufacturing capacity in our facility in Zhuhai, China. Medium term, we expect gross margins in the 20% to 25% range, and longer term we are targeting gross margins of between 30% and 35%, with the margins boosted by new software features, high performance modules, and mature manufacturing volumes and yields.

Our operating loss in the DigitalOptics business was $88.5 million on a GAAP basis for 2012, and we expect this loss to decrease in 2013. We had previously targeted the fourth quarter of 2013 as a goal for operating “break even” in the DOC business, but the unpredictability of the revenue ramp along with the associated yields and costs has led us to defer this target.

Capital expenditures in 2013 will drop significantly. For the year, we are currently forecasting $10 million to $15 million in new capital expenditures, in addition to the $9 million of capital commitments made in 2012 that will be carried over into 2013. We have already made most of the capital investment we will need to see the proof of the MEMs technology in the market. We will use capital to create additional production lines as we see the right process yields, factory performance and customer orders above our current capacity.

The board and management will continue to review and manage our investment in DigitalOptics for the maximum benefit to our stockholders.

2013 Company Cost Cutting Efforts

Tessera Global Services, Inc.

Tessera Global Services, Inc., a subsidiary of the Company, provides our operating business segments with a variety of services including finance, IT, HR, legal, business development and other administrative services. We have reviewed our corporate general and administrative (G&A) expense in relation to our two operating businesses and have determined that it is appropriate to take steps to reduce corporate G&A spending in the range of 17% to 21% by the end of year 2013 as compared to 2012. These cost reductions are in addition to the cost-cutting measures announced in November 2012.

Silent Air Cooling

We have determined that the Silent Air Cooling business is not a strategic fit for our ongoing business, and we will be looking at a possible sale of, or other strategic alternatives for this business.

Salary Freeze

In February 2013, we announced a salary freeze until the summer, when compensation will be reevaluated.

Financial Discussion

Quarterly Revenue

	Q4 2012	Q4 2011	Q3 2012
Total Revenue	$53.2	$56.7	$72.7

Intellectual Property	$43.0	$49.0	$57.9
DigitalOptics	$10.2	$7.7	$14.8
(in millions)

Revenue for the fourth quarter of 2012 was $53.2 million, slightly above our revenue guidance range of $50.0 million to $53.0 million.

Intellectual Property total revenue was $43.0 million, essentially equal to our revenue guidance range of $42.0 million to $43.0 million. Total revenue included $24.7 million of past production payments.

Compared to the third quarter of 2012, Intellectual Property revenue was down $14.9 million. The primary components of this decrease were the $19.9 million payment received from Amkor in the third quarter ($16.7 million of the payment was recorded as royalties and the balance as interest income) that was not repeated in the fourth quarter of 2012, and the absence of royalty revenue from Micron Technology, Inc. and Powertech Technology Inc. in the fourth quarter. This decrease was offset in part by the receipt of past production payments of $24.7 million in the fourth quarter of 2012.

In comparison to the prior year, Intellectual Property revenue was down $6.0 million, primarily due to the aforementioned absence of royalty revenue from Micron and Powertech, which was offset in part by the receipt of the aforementioned past production payments.

DigitalOptics total revenue for the fourth quarter of 2012 was $10.2 million, compared to $14.8 million in the third quarter of 2012. The decrease was due primarily to sequentially lower fixed focus camera module product sales from the Company’s manufacturing facility in Zhuhai, China.

In comparison to the prior year, fourth quarter of 2012 DigitalOptics revenue was up $2.5 million. The increase was due primarily to sales of fixed focus camera modules of $3.8 million that occurred in 2012 but did not occur in 2011, which was partly offset by lower revenues from the Company’s image enhancement technologies and weaker demand for the Company’s Micro-Optics products.

Quarterly GAAP Results

Total GAAP operating expenses in the fourth quarter of 2012 were $79.4 million, as follows

•	Cost of revenues: $12.3 million

•	R&D: $27.6 million

•	SG&A: $23.6 million

•	Litigation expense: $13.4 million, and

•	Re-structuring and other expense: $2.5 million.

Included in the GAAP operating expenses above are the following:

•	Stock-based compensation expense: $3.8 million, and

•	Amortization of acquired intangibles: $6.2 million.

Fourth quarter total GAAP operating expenses were higher by $4.3 million quarter over quarter, primarily due to increased litigation expense of $3.7 million related to increased activity in ongoing cases, increased R&D expense of $2.9 million due to higher new product activities in DigitalOptics, and a re-structuring and other expense of $2.5 million related to staff reductions and facility disposition of the Company’s DigitalOptics operation in Tel Aviv. The increase was partially offset by lower cost of revenues of $4.5 million, due to sequentially lower camera module production in the Company’s Zhuhai facility.

Other income, net of expense, was $500,000 of interest income.

GAAP tax benefit was $6.0 million for the fourth quarter of 2012.

Quarterly GAAP Net Income (Loss) and Earnings (Loss) per Share

	Q4 2012	Q4 2011	Q3 2012
GAAP Net Income (Loss)	$(19.6)	$2.6	$(1.1)
GAAP Earnings (Loss) Per Share	$(0.38)	$0.05	$(0.02)
Basic Shares	52.2	51.7	52.1
(in millions, except per share data)

Quarterly Non-GAAP Results

Total Non-GAAP operating expenses in the fourth quarter of 2012 were $69.4 million, as follows:

•	Cost of revenues: $10.3 million

•	R&D: $24.7 million

•	SG&A: $18.4 million

•	Litigation expense: $13.4 million, and

•	Re-structuring and other expense: $2.5 million.

Fourth quarter total Non-GAAP operating expenses were higher by $4.6 million compared to the previous quarter, primarily due to increased litigation expense of $3.7 million related to increased activity in ongoing cases, increased R&D expense of $2.8 million due to increased new product activities in Digital Optics, and a re-structuring and other expense of $2.5 million related to staff reductions and facility disposition of the Company’s DigitalOptics operation in Tel Aviv. The increase was partially offset by lower cost of revenues of $4.4 million, due to sequentially lower camera module production in the Company’s Zhuhai facility.

Non-GAAP results exclude stock-based compensation, charges for acquired in-process research and development, acquired intangibles amortization, impairment charges on long-lived assets and goodwill, and related tax effects. We have included a detailed reconciliation between our GAAP and Non-GAAP net income (loss) in both our earnings release and on our website for your convenient reference.

Quarterly Non-GAAP Net Income (Loss) and Earnings (Loss) per Share

Tax adjustments in the fourth quarter of 2012 for Non-GAAP items were approximately $3.1 million.

	Q4 2012	Q4 2011	Q3 2012
Non-GAAP Net Income (Loss)	$(12.8)	$9.7	$6.5
Non-GAAP Earnings (Loss) Per Share	$(0.24)	$0.18	$0.12
Basic Shares	53.3	52.7	53.0
(in millions, except per share data)

Annual Revenue

	FY 2012	FY 2011
Total Revenue	$234.0	$254.6

Intellectual Property	$192.9	$213.4
DigitalOptics	$41.1	$41.2
(in millions)

Revenue for 2012 was $234.0 million, down $20.6 million year-over-year.

Intellectual Property revenue was $192.9 million, down $20.5 million year-over-year. 2011 revenue benefitted from full year revenue contribution from two major licensees, Micron Technology and Powertech, who did not pay royalties for the full year in 2012.

DigitalOptics total revenue in 2012 was $41.1 million, essentially flat with 2011 DigitalOptics revenue of $41.2 million. 2012 Products and Services revenue was $26.7 million, including approximately $13.4 million in sales of fixed focus camera modules from the company’s Zhuhai facility. In 2011 the Company did not have any sales of fixed focus camera modules. Royalties and license revenue was $14.4 million, which was down $9.4 million compared to 2011 revenue, primarily due to lower royalties from our extended depth of field (“EDOF”) and embedded image enhancement technologies.

Annual GAAP and Non-GAAP Results

GAAP net loss for 2012 was $29.3 million or $0.56 per share on a weighted average basic share count of 52.0 million shares. In comparison, 2011 GAAP net loss was $19.3 million or $0.38 per share on a weighted average basic share count of 51.1 million shares.

Non-GAAP net income for 2012 was $1.7 million or $0.03 per share on a fully diluted weighted average share count of 53.1 million shares. In comparison, 2011 Non-GAAP net income was $60.7 million or $1.15 per share on a fully diluted weighted average share count of 52.5 million shares.

Balance Sheet Metrics

We ended the fourth quarter of 2012 with $442.6 million in cash, cash equivalents, and investments, a decrease of $23.3 million from the prior quarter and a decrease of $49.8 from the prior year.

In the fourth quarter of 2012, net cash provided by operations was $1.8 million. We made payments of $20.6 million for the purchases of property and equipment and $900,000 for the purchases of intellectual property. On Dec. 13, 2012, $5.2 million was paid to stockholders of record as of Nov. 22, 2012, for the quarterly $0.10 per share of common stock cash dividend.

First Quarter of 2013 Dividend

On Jan. 30, 2013, the board of directors declared a cash dividend of $0.10 per share of common stock for the first quarter, payable on March 28, 2013, for stockholders of record at the close of business on March 7, 2013.

Safe Harbor Statement

This document contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected, particularly with respect to the Company’s financial results; the impact of changes to the Company’s management and board of directors; growth of the Company’s served markets; industry and technology trends; adoption of the Company’s technology and use in additional applications; growth opportunities; the effects and duration of the new agreements with SK hynix, including future payments and running royalties and the certainty and magnitude of the Company’s revenue and profitability on a long term basis; the effects and duration of the new agreement with STATS ChipPac; the Company’s DRAM re-licensing program; growth drivers; the characteristics, benefits, features, disruptive qualities and potential of the Company’s technologies and products, including xFD technology and MEMS autofocus camera module technologies; future investment and development resources; ability to address upcoming needs of key market segments; market opportunities; revenue, gross margin, product shipment and market introduction predictions, including for DigitalOptics MEMS autofocus camera modules; expected capital expenditures in the DigitalOptics segment; industry and technology trends; adoption and demand of the Company’s technologies, including its next-generation xFD packaging technologies and solutions and its MEMS autofocus technology; the timing and anticipated impact of the Company’s planned 2013 cost cutting efforts; and a possible sale of, or other strategic alternatives for, the Company’s Silent Air Cooling business. Material factors that may cause results to differ from the statements made include the plans or operations relating to the Company’s businesses; market or industry conditions; changes in patent laws, regulation or enforcement, or other factors that might affect the Company’s ability to protect or realize the value of its intellectual property; the expiration of license agreements and the cessation of related royalty income; the failure, inability or refusal of licensees to pay royalties; initiation, delays, setbacks or losses relating to the Company’s intellectual property or intellectual property litigations, or invalidation or limitation of key patents; the timing and results, which are not predictable and may vary in any individual proceeding, of any ICC ruling or award, including in the Amkor arbitration; fluctuations in operating results due to the timing of new license agreements and royalties, or due to legal costs; the risk of a decline in demand for semiconductor and camera module products; failure by the industry to use technologies covered by the Company’s patents; the expiration of the Company’s patents; the Company’s ability to successfully complete and integrate acquisitions of businesses, including the integration by DigitalOptics Corporation (“DOC”) of its recently acquired camera module manufacturing facility in Zhuhai, China; the risk of loss of, or decreases in production orders from, customers of acquired businesses; financial and regulatory risks associated with the international nature of the Company’s businesses; failure of the Company’s products to achieve technological feasibility or profitability; failure to successfully commercialize the Company’s products; changes in demand for the products of the Company’s customers; limited opportunities to license technologies and sell products due to high concentration in the markets for semiconductors and related products and camera modules; the impact of competing technologies on the demand for the Company’s technologies and products; failure by DOC to become a vertically integrated camera module supplier; and the reliance on a limited number of suppliers for the components used in the manufacture of DOC products. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of these prepared remarks. The Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended Dec. 31, 2011, and its Quarterly Report on Form 10-Q for the quarter ended Sept. 30, 2012, include more information about factors that could affect the Company’s financial results. The Company assumes no obligation to update information contained in these prepared remarks. Although these prepared remarks may remain available on the Company’s website or elsewhere, its continued availability does not indicate that the Company is reaffirming or confirming any of the information contained herein.

Non-GAAP Financial Measures

In addition to disclosing financial results calculated in accordance with U.S. generally accepted accounting principles (GAAP), this document contains non-GAAP financial measures adjusted for either one-time or ongoing non-cash acquired intangibles amortization charges, acquired in-process research and development, all forms of stock-based compensation, impairment charges on long-lived assets and goodwill, and related tax effects. The non-GAAP financial measures also exclude the effects of FASB Accounting Standards Codification 718, “Stock Compensation” upon the number of diluted shares used in calculating non-GAAP earnings per share. Management believes that the non-GAAP measures used in these remarks provide investors with important perspectives into the Company’s ongoing business performance. The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations (available in the Company’s earnings release and on its website) to those financial statements should be carefully evaluated. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

Additional Information and Where to Find It

Tessera Technologies, Inc. (the “Company”), its directors and certain executive officers and employees may become participants in the solicitation of proxies from stockholders in connection with the Company’s 2013 Annual Meeting of Stockholders (the “Annual Meeting”). The Company plans to file a proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the Annual Meeting (the “2013 Proxy Statement”).

Robert J. Boehlke, John B. Goodrich, Richard S. Hill, David C. Nagel, Kevin G. Rivette, Timothy J. Stultz, Anthony J. Tether, and Robert A. Young, all of whom are members of the Company’s Board of Directors, and C. Richard Neely, Jr., Executive Vice President and Chief Financial Officer, Bernard J. Cassidy, Executive Vice President, General Counsel and Secretary and Moriah C. Shilton, Senior Director, Investor Relations, may become participants in the Company’s solicitation. Information regarding the Company’s directors’ and executive officers’ respective interests in the Company by security holdings or otherwise is set forth in the Company’s proxy statement relating to the 2012 annual meeting of stockholders. No other participants own in excess of 1% of the Company’s common stock. Additional information regarding the interests of such participants will be included in the 2013 Proxy Statement and other relevant documents to be filed with the SEC in connection with the Annual Meeting.

Promptly after filing its definitive 2013 Proxy Statement with the SEC, the Company will mail the definitive 2013 Proxy Statement and a proxy card to each stockholder entitled to vote at the Annual Meeting. STOCKHOLDERS ARE URGED TO READ THE 2013 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN

IMPORTANT INFORMATION. Stockholders may obtain, free of charge, copies of the definitive 2013 Proxy Statement and any other documents filed by the Company with the SEC in connection with the Annual Meeting at the SEC’s website (http://www.sec.gov), at the Company’s website (http://ir.tessera.com/financials.cfm) or by writing to the Secretary, Tessera Technologies, Inc., 3025 Orchard Parkway, San Jose, California 95134.